Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contacts:	Media Contact:
AngioDynamics, Inc. D. Joseph Gersuk, CFO (800) 772-6446 x1608 jgersuk@AngioDynamics.com	EVC Group, Inc. Doug Sherk / Julie Huang (415) 896-6820 dsherk@evcgroup.com jhuang@evcgroup.com	EVC Group, Inc. Steve DiMattia (646) 201-5445 sdimattia@evcgroup.com

AngioDynamics Provides Preliminary Third Quarter Sales Results

Updates Fiscal 2008 Sales Guidance

QUEENSBURY, N.Y. March 6, 2008—AngioDynamics (NASDAQ: ANGO), a leading provider of innovative medical devices used by interventional radiologists, nephrologists, and surgeons for the minimally invasive treatment of cancer and peripheral vascular disease, announced today that it expects fiscal third quarter 2008 net sales to grow approximately 14% from the year ago period to approximately $40.7 million.  The fiscal third quarter sales increase would represent the largest quarterly year over year sales increase in fiscal 2008.

“While our oncology product line generated substantial growth of 26% during the fiscal third quarter, the 10% growth rate in sales of our interventional product lines was less than expected,” said Eamonn Hobbs, President & CEO.  “We saw continued healthy sales of our Smart Port™ CT product while our dialysis product sales continued to be impacted by considerable price competition.  We believe that the best way to address this market dynamic is to introduce new and innovative products that compete on features and performance rather than price.  We recently launched the Centros™ central venous catheter for hemodialysis and expect to begin selling the product by the end of our fiscal fourth quarter,” concluded Mr. Hobbs.

For the fiscal fourth quarter ending May 31, 2008, AngioDynamics expects net sales to be in the range of $45 million to $47 million.  Sales for the fourth quarter of fiscal 2007 were $40.9 million.  Full fiscal year sales are expected to be in the range of $165 million to $167 million, as compared to the previously stated range of $170 million to $175 million.  The above sales estimates for the fiscal fourth quarter are preliminary and may vary materially based on various factors, including timing of new products and changes in management’s assumptions and projections.

The Company plans to release financial results for the fiscal third quarter after the close of the financial markets on April 2, 2008 and will host an investment community conference call the same day.

About AngioDynamics

AngioDynamics, Inc. is a leading provider of innovative medical devices used by interventional radiologists, surgeons, and other physicians for the minimally invasive treatment of cancer and peripheral vascular disease. The Company's diverse product line includes market-leading radiofrequency ablation systems, vascular access products, angiographic products and accessories, dialysis products, angioplasty products, drainage products, thrombolytic products, embolization products and venous products. More information is available at www.angiodynamics.com.

Safe Harbor

The statements made in this document contain certain forward-looking statements that involve a number of risks and uncertainties. Words such as "expects," "intends," "anticipates," "plans," "believes," "seeks," "estimates," or variations of such words and similar expressions, are intended to identify such forward-looking statements. Investors are cautioned that actual events or results may differ from the Company's expectations. In addition to the matters described above, the ability of the Company to develop its products, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, as well as the risk factors listed from time to time in the SEC filings of AngioDynamics, Inc., including but not limited to its Annual Report on Form 10-K for the year ended June 2, 2007, may affect the actual results achieved by the Company.  The Company does not assume any obligation to publicly update or revise any forward-looking statements for any reason.

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